Exhibit 99.1

TRI-VALLEY NAMES CUNNINGHAM AS PRESIDENT AND COO; GAMBLE AS VICE CHAIRMAN

CONTACT:	EGAN GOST, DIRECTOR OF PUBLIC AND INVESTOR RELATIONS.

Bakersfield, California	May 18, 2009	Stock Symbol “TIV”

Tri-Valley Corporation (NYSE AMEX) announced that, in accordance with the Company’s succession plan, Maston N. Cunningham, 58, formerly its vice president of corporate development, has been elected president and chief operating officer succeeding F. Lynn Blystone who remains chief executive officer and chairman of the board of the parent corporation and its five subsidiaries. Also, G. Thomas Gamble, 48, a director since January 2006 has been elected vice chairman of the board of publicly traded parent, Tri-Valley Corporation.

Mr. Cunningham held a succession of managerial posts with Occidental Oil & Gas Corporation in Pakistan, Peru and Ecuador for 21 years before taking early retirement in 2002. His last operating assignment was as regional vice president government affairs for South America after serving as president and general manager of Occidental Exploration & Production Co. (Ecuador).

Mr. Cunningham, a certified public accountant, is also active in a number of outside organizations including the Pan American Development Foundation of Washington D.C. and the Association of American Chambers of Commerce in Latin America.

Mr. Cunningham re-entered the petroleum industry as vice president of corporate development for Tri-Valley Corporation overseeing the business development and handled increasing administrative duties as well in investor and public relations and human resource functions.

He will manage the day to day operations of the public parent and the presidents of the subsidiaries and the chief financial officer will report directly to him. “I and the Tri-Valley board of directors have great confidence in Maston’s abilities and welcome his assumption of the day to day role,” Blystone said.

Website Address: www.tri-valleycorp.com	E-mail: information@tri-valleycorp.com

“From my previous industry experiences I am used to challenging circumstances and enhancing project performance even in difficult conditions. Tri-Valley has assets that can lead to exceptional added value for its shares and reward for its drilling partners as well as a good and growing technical and administrative team for exploiting those assets in the near term. I look forward to the important challenge of attracting additional investment capital to Tri-Valley that, along with the combined efforts of our dedicated management team and staff, will allow us to increase our oil and gas production and reserves, and to create additional value for our shareholder and project partners,” Cunningham said.

Mr. Gamble of Yountville, California is Tri-Valley’s largest individual shareholder and a major investor in its TVOG Opus I Drilling Partnership LP. He has experience in starting and successfully operating businesses in different industries. He is chairman of the finance committees of the Tri-Valley Corporation board of directors and also serves on the board committees for audit and personnel and compensation.

Blystone has served as president and chief executive officer of Tri-Valley Corporation since 1981 and was also elected chairman of its board in 2007.

“Our oil and gas production, drilling and mineral subsidiaries are led by professionally esteemed managers who are continuing to move our projects forward. We have a board of seasoned professionals. We are enthused to have the additional leadership and staff support expertise of Maston Cunningham and Thomas Gamble especially in the current global situation which offers Tri-Valley special opportunities along with the challenging business conditions of the times,” Blystone said.

Tri-Valley has been in business as a successful operating company since 1963, and has been a full reporting 12 (g) publicly traded Delaware Corporation since 1972. Tri-Valley Corporation stock is publicly traded on the New York Stock Exchange Alternext US under the symbol "TIV." Our company website, which includes all SEC filings, is www.tri-valleycorp.com.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008, and the annual report on Form 10-K for the year ended December 31, 2008.